EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 13, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 715 (Energy Portfolio, Series 24, Diversified Healthcare Portfolio, Series 41, Financial Institutions Portfolio, Series 36, Cohen & Steers REIT Income Portfolio 2007-4 and Utility Income Portfolio, Series 23) as of November 13, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
November 13, 2007